Pricing Supplement To product supplement AZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Pricing Supplement No. 1020AZ Registration Statement No. 333-162195 Dated November 18, 2010; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank $15,000,000 Capped Knock-Out Notes Linked to the Price of Gold due May 23, 2012
General
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The notes are designed for investors who seek a return at maturity linked to the price of gold. Investors should be willing to forgo coupon payments and, if on the Final Valuation Date the Gold Price declines by more than 17.05% from the Initial Price, be willing to lose up to 100% of their initial investment. If the Gold Price does not decline from the Initial Price by more than 17.05% on the Final Valuation Date, investors will be entitled to receive a return on their investment equal to the greater of (a) the Commodity Return, subject to the Maximum Return and (b) the Contingent Minimum Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing May 23, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes priced on November 18, 2010 (the “Trade Date”) and are expected to settle on November 23, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Commodity:	Gold
Knock-Out Event:
A Knock-Out Event occurs if, on the Final Valuation Date, the Gold Price has decreased, as compared to the Initial Price, by more than the Knock-Out Buffer Amount.  Therefore, a Knock-Out Event will occur if the Gold Price is less than $1,120.57 on the Final Valuation Date.

Knock-Out Buffer Amount:	17.05%
Knock-Out Price:	$1,120.57, 82.95% of the Initial Price
Contingent Minimum Return:	0.00%
Maximum Return:	50.00%
Payment at Maturity:
•  If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Gold Price. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Commodity Return)
If a Knock-Out Event has occurred, you will lose a significant portion or all of your investment at maturity.
•  If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Gold Price, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Commodity Return, subject to the Maximum Return and (ii) the Contingent Minimum Return.

Commodity Return:	The performance of the Gold Price from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Commodity Return may be positive, zero or negative.
Gold Price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date quoted on Bloomberg page “GOLDLNPM<Comdty>,” or any successor page.

Initial Price:	$1,350.90
Final Price:	The Gold Price on the Final Valuation Date
Final Valuation Date†:	May 18, 2012
Maturity Date†:	May 23, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 BU 4 / US2515A1BU44
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation and Payment Dates” and acceleration as described “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$0.00	$1,000.00
Total	$15,000,000.00	$0.00	$15,000,000.00
(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes will not receive a fee from the Issuer.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$15,000,000.00	$1,069.50

JPMorgan
Placement Agent
November 18, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Gold Price?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect an Initial Price of $1,350.90, a Knock-Out Buffer Amount of 17.05%, a Knock-Out Price of $1,120.57, equal to 82.95% of the Initial Price, a Contingent Minimum Return of 0.00% and a Maximum Return of 50.00%. The results set forth below are for illustrative purposes only. The actual return on the notes will be based on the Commodity Return and whether or not a Knock-Out Event occurs.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur		A Knock-Out Event Does Occur
Hypothetical Final Price	Commodity Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
$2,701.80	100.00%	50.00%	$1,500.00	N/A	N/A
$2,566.71	90.00%	50.00%	$1,500.00	N/A	N/A
$2,431.62	80.00%	50.00%	$1,500.00	N/A	N/A
$2,296.53	70.00%	50.00%	$1,500.00	N/A	N/A
$2,161.44	60.00%	50.00%	$1,500.00	N/A	N/A
$2,026.35	50.00%	50.00%	$1,500.00	N/A	N/A
$1,891.26	40.00%	40.00%	$1,400.00	N/A	N/A
$1,756.17	30.00%	30.00%	$1,300.00	N/A	N/A
$1,621.08	20.00%	20.00%	$1,200.00	N/A	N/A
$1,485.99	10.00%	10.00%	$1,100.00	N/A	N/A
$1,418.45	5.00%	5.00%	$1,050.00	N/A	N/A
$1,384.67	2.50%	2.50%	$1,025.00	N/A	N/A
$1,350.90	0.00%	0.00%	$1,000.00	N/A	N/A
$1,283.36	-5.00%	0.00%	$1,000.00	N/A	N/A
$1,215.81	-10.00%	0.00%	$1,000.00	N/A	N/A
$1,148.27	-15.00%	0.00%	$1,000.00	N/A	N/A
$1,120.57	-17.05%	0.00%	$1,000.00	N/A	N/A
$1,080.72	-20.00%	N/A	N/A	-20.00%	$800.00
$945.63	-30.00%	N/A	N/A	-30.00%	$700.00
$810.54	-40.00%	N/A	N/A	-40.00%	$600.00
$675.45	-50.00%	N/A	N/A	-50.00%	$500.00
$540.36	-60.00%	N/A	N/A	-60.00%	$400.00
$405.27	-70.00%	N/A	N/A	-70.00%	$300.00
$270.18	-80.00%	N/A	N/A	-80.00%	$200.00
$135.09	-90.00%	N/A	N/A	-90.00%	$100.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the price of gold increases from the Initial Price of $1,350.90 to a Final Price of $1,485.99. Because a Knock-Out Event has not occurred and the Commodity Return of 10.00% is less than the Maximum Return, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 2: A Knock-Out Event has not occurred, and the price of gold increases from the Initial Price of $1,350.90 to a Final Price of $2,296.53. Because a Knock-Out Event has not occurred and the Commodity Return of 70.00% is greater than the Maximum Return of 50.00%, the investor receives a Payment at Maturity of $1,500.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 50.00%) = $1,500.00

Example 3: A Knock-Out Event has not occurred, and the price of gold decreases from the Initial Price of $1,350.90 to a Final Price of $1,215.81.  Even though the Commodity Return is -10.00%, because a Knock-Out Event has not occurred, the investor receives the Contingent Minimum Return of 0.00% on the notes. Accordingly, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 4: A Knock-Out Event has occurred, and the price of gold decreases from the Initial Price of $1,350.90 to a Final Price of $810.54. Because a Knock-Out Event has occurred and the Commodity Return is -40%, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to participate in any appreciation of the Gold Price at maturity, up to the Maximum Return on the notes of 50.00%. If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity of at least the Contingent Minimum Return of 0.00% on the notes, or a minimum Payment at Maturity of $1,000.00 for every $1,000 Face Amount of notes. If a Knock-Out Event has occurred,  you will be entitled to receive at maturity a return on the notes equal to the Commodity Return, resulting in a loss of a significant portion or all of your investment at maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a Commodity Hedging Disruption event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in the accompanying product supplement for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange. Your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

 Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Individuals who purchase the notes should consult their tax advisers regarding this legislation.

 Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

 For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in gold.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on whether or not a Knock-Out Event occurs, and, if a Knock-Out Event does occur, based on the extent of the Commodity Return.  If a Knock-Out Event occurs, your investment will be fully exposed to any decline in the Final Price as compared to the Initial Price, and you could lose up to 100% of your investment in the notes.

•
THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – If the Final Price is greater than the Initial Price, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes of 50.00%. Accordingly, the maximum amount payable at maturity is $1,500.00 per $1,000 Face Amount of notes. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to gold on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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RETURN LINKED TO THE PERFORMANCE OF A SINGLE COMMODITY, AND THE PRICE OF GOLD MAY CHANGE UNPREDICTABLY — Investments linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the price of gold and the value of your notes in varying and potentially inconsistent ways. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold; levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia; non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

•
RISKS RELATED TO TRADING OF COMMODITIES — The Gold Price is determined by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the notes is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of multiple commodities or a broad-based commodity index.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN GOLD — The Payment at Maturity on the notes is based on the Commodity Return and whether a Knock-Out Event occurs. Your Payment at Maturity may be less than you would have received had you invested directly in gold.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF GOLD TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, and the price of gold to which the notes are linked.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the price of gold, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of gold;

•	the time to maturity of the notes;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of gold; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR  — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Unavailability of the Gold Price

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from determining the Gold Price or the Payment at Maturity in the manner initially provided for herein. If the calculation agent, in its sole discretion, determines that any such event prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Gold Price or Payment at Maturity in the ordinary manner, the calculation agent will determine the Gold Price or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for the Gold Price is not available on the Final Valuation Date, the calculation agent may determine the Gold Price, and such determination may adversely affect the return on your notes.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the price of gold and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the Gold Price from January 1, 2000 to through November 18, 2010. You can obtain the Gold Price from the Bloomberg page “GOLDLNPM <Comdty>”. The Gold Price on November 18, 2010 was $1,350.25.

We obtained the information below regarding the Gold Price from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Gold Price should not be taken as an indication of future performance, and no assurance can be given as to the Gold Price on the Final Valuation Date. We cannot give you assurance that the performance of the Gold Price will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes, will not receive a fee from the Issuer.